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                                                                    EXHIBIT 21.1


                                  Subsidiaries

     The following is a list of the subsidiaries of Gibraltar Steel Corporation. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York                        New York
     Wm. R. Hubbell Steel Corporation                          Illinois
            Mill Transportation Company                        Illinois
     Carolina Commercial Heat Treating, Inc.                   Nevada

Gibraltar Strip Steel, Inc.                                    Delaware

Integrated Technologies International, Ltd.                    Delaware

Cleveland Pickling, Inc.                                       Delaware

GIT Limited                                                    New York

Gibraltar Steel Corporation of Tennessee                       Tennessee